Exhibit 10.2

AMENDED AND RESTATED TRANSDIGM GROUP INCORPORATED
2014 STOCK OPTION PLAN DIVIDEND EQUIVALENT PLAN
Section 1. PURPOSE
The purpose of this Plan is to provide certain participants in the Company’s 2014 Stock Option Plan with the right to receive dividend equivalent payments in the event that a dividend is declared by the Company in connection with a recapitalization or a similar corporate event.
Section 2. DEFINITIONS
(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f), respectively, of the Code.
(b) “Board” means the Board of Directors of the Company.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Committee” means the Compensation Committee of the Board.
(e) “Company” means TransDigm Group Incorporated, a Delaware corporation.
(f) “Corporate Transaction” means a transaction that qualifies as a “corporate transaction” for purposes of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
(g) “Option” means an option to purchase common stock of the Company under the 2014 Stock Option Plan.
(h) “Participant” means a person or entity to whom an Option is granted pursuant to the 2014 Stock Option Plan or, if applicable, such other person or entity who holds an outstanding Option.
(i) “Plan” means the TransDigm Group Incorporated Dividend Equivalent Plan, as the same may be amended from time to time.
(j) “2014 Stock Option Plan” means the TransDigm Group Incorporated 2014 Stock Option Plan, as the same may be amended from time to time.
Section 3. ADMINISTRATION
(a) General. The Plan shall be administered by the Committee.
(b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion: (i) to construe and interpret the Plan, and to establish, amend and revoke rules and regulations for its administration; (ii) to amend the Plan as provided in Section 5(a); and (iii) to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan. Notwithstanding any other provision of the Plan, any action required or permitted to be taken by the Committee may be taken by the Board.
(c) Committee Determinations. All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person or entity and shall be final, binding and conclusive on all persons and entities.
Section 4. PAYMENT OF DIVIDEND EQUIVALENT
(a) Dividend Equivalents. If the Company declares a dividend on common stock of the Company, Participants shall be eligible to receive a cash dividend equivalent payment or a reduction of the exercise price of unvested Options as follows:
(i) Vested Options. Participants who hold vested Options on the record date with respect to any such dividend shall be eligible to receive a cash dividend equivalent payment equal to the amount that such Participant would otherwise have been entitled to receive had his or her vested Option been fully exercised immediately prior to such record date. The cash dividend equivalent payment shall be paid to Participants eligible for such payments under this Section 4(a)(i) no later than the later of (A) December 31 of the year in which the dividend is declared or (B) two and one-half (2 1/2) months following end of the calendar month in which the dividend is declared by the Company dividend is declared by the Company in accordance with this Section 4(a).

(ii) Unvested Options. If the Company declares such dividend, Participants who hold unvested Options on the record date with respect to such dividend shall be eligible to receive a cash dividend equivalent payment equal to the amount that such Participant would otherwise have been entitled to receive had his or her unvested Option been fully vested and exercised immediately prior to such record date; provided that such cash dividend equivalent amount shall not be paid to any such Participant until the date such Option vests pursuant to the terms set forth in such Participant’s applicable Option agreement and no later than two and one-half (2 1/2) months following the calendar year in which the Option vests. In no event shall a cash dividend equivalent payment be tied to or otherwise dependent upon the exercise of an Option.
(b) Taxes. Dividend equivalent payments made in accordance with subsection (a) shall be subject to withholding of all applicable taxes.
(c) Section 409A. The dividend equivalent payments made in accordance with subsection (a) are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any dividend equivalent payments may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan or take any other actions that the Committee determines are necessary or appropriate to (i) exempt such dividend equivalent payment from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder. To the extent that any dividend equivalent payments are deemed to be subject to Section 409A of the Code, the Plan will be interpreted to comply with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder.
Section 5. MISCELLANEOUS
(a) Amendment of Plan. The Committee at any time, and from time to time, may amend the Plan.
(b) Termination or Suspension of the Plan. The Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the first business day following the later to occur of (i) the date on which the 2014 Stock Option Plan is terminated, or (ii) the date on which no Options are outstanding under the 2014 Stock Option Plan.

(c) Effective Date of the Plan. The Plan shall be effective as of October 22, 2014. The Amended and Restated Plan is effective as of July 27, 2022.
(d) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.
(e) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.
(f) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

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